Exhibit 99.2

TRANSCRIPT OF CONFERENCE CALL

Cyanotech Corporation
Moderator: Gerald Cysewski
May 24, 2006
5:30 p.m. EST

THE CALL OPERATOR:  Welcome to the Cyanotech Corporation quarterly conference call of the fourth quarter in fiscal year 2006. Our speakers are Dr. Gerry Cysewski, Chairman, President, and Chief Executive Officer of Cyanotech and Bill Maris, Chief Financial Officer and Vice President of Finance and Administration.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. First Bruce Russell will read our Safe Harbor statement.

BRUCE RUSSELL:  Before we begin the conference call I will read the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Except for statements of historical facts the statements in this conference call are forward looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from statements made.

These factors include but are not limited to general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuation, government regulation, and other factors more fully detailed in the company’s recent Form 10-Q and annual Form 10-K filings with the Securities and Exchange Commission. Now here is Gerry to begin our conference call.

GERRY CYSEWSKI, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER, CYANOTECH CORPORATION:  Thank you very much, Bruce. And good afternoon to every one on the conference call. We just released the financial results for the fourth quarter of fiscal 2006. We are pleased with the progress we reported. In brief, sales increased 27 % for the fourth quarter of fiscal 2006 to $3.252 million from $2.56 million for the fourth quarter in fiscal ‘05.

Gross profit for the fourth quarter was $1.072 million with a gross profit margin of 33 % compared to a gross profit of $714,000 and a gross profit margin of 28 % reported in the same quarter of the prior year.

Net income for the fourth quarter was $194,000 or 1 cent per diluted share compared to a net loss of $74,000 or no cents per diluted share for the fourth quarter fiscal ‘05.

Cash, cash equivalents and short term investments were $2.535 million as of March 31, 2006 compared to March 31, 2005 balance of $3.005 million. Working capital was $5.525 million at March 31, 2006 and $5.102 million at March 31, 2005.

The higher revenue for the fourth quarter reflected increased order levels for Spirulina products and to a lesser extent for NatuRose and BioAstin. All of Cyanotech’s product lines increased compared to the fourth quarter of fiscal 2005.

As we noted at the end of our third quarter of this fiscal year Cyanotech holds the leading share of the high quality segment of the Spirulina market. The purchasing patterns among our customers are variable.

Fourth quarter Spirulina sales indicate strength in this core market. We now have 92 active customers for Spirulina in 36 countries around the world.

BioAstin sales continued to expand for the fourth quarter of fiscal 2006, even with a reduction of orders from one large customer. This was more than offset by sales to new customers as a result of our marketing program in this area. We now have 67 active customers for BioAstin in 34 countries around the world.

NatuRose sales for the fourth quarter of fiscal 2006 to aquaculture markets in Japan were lower as Sea Bream sales remain reduced and growers used less natural astaxanthin in their feed in order to reduce their costs. We now feel that this condition is likely to persist.

Overall NatuRose sales are somewhat higher due to initial ordering by customers in other markets. We are seeking to expand NatuRose sales into additional markets such as salmon feed producers, whose customers seek an all natural designation for their products.

Other markets,, as we reported earlier, including, (1) Spanish Mackerel, a popular fish in Japanese aquaculture, (2) the ornamental or tropical fish market worldwide for brilliant natural color enhanced by NatuRose, an important value for producers and consumers (3) companion animals particularly dogs where both anecdotal and scientific evidence suggests potential health benefits of natural astaxanthin. In each of these markets NatuRose may provide distinct added value for producers.

Sales of finished consumer products increased in the fourth quarter based on new international customers and increased sales in Hawaii. During the fourth quarter we participated in a natural products Expo West trade show in Anaheim, California where I conducted a seminar on BioAstin, natural astaxanthin, nature’s anti-inflammatory. The presentation may be viewed on our Web site www.cyanotech.com.

I am pleased to note that we had a standing room only audience attesting to the broad interest in this topic. We also reported the results of two clinical studies of BioAstin. One study evaluated the effect of BioAstin in humans for the purpose of alleviating pain associated with tennis elbow. The double blind study by an independent research group found that subjects who took BioAstin for 56 days showed a significant increase of 93 % in grip strength measurement without pain. This correlation of improved grip strength without pain and use of BioAstin suggests that daily use can help alleviate pain associated with tennis elbow and increase mobility.

A second preliminary study measured the effects of BioAstin in humans in reducing systemic inflammation as measured by levels of C - reactive protein or CRP in the blood serum. The double blind study by an independent research group found that subjects who took BioAstin for 56 days showed an average decrease in their measured CRP levels of over 20%. Subjects who took placebos showed no such decrease. This finding was based on a small sample size and certainly should be replicated in a larger study. The finding of such a substantial average reduction in CRP after a regimen of BioAstin is promising and it is a result that deserves further attention.

A C-reactive protein is one of the acute phase proteins that increase during systemic inflammation. Testing for CRP levels in the blood may be a new way to assess cardio vascular disease risk according to the American Heart Association.

These studies are particularly meaningful as we continue to pursue our marketing focus on business-to-business sales of BioAstin. Natural astaxanthin health formulation is the company’s leading product for human nutrition and health.

This focus continues to produce results with the number of wholesale customers and the level of BioAstin sales is up again in the fourth quarter as compared to previous quarters. Most of our promotional budget continues to be dedicated to this effort. Previous studies have provided data suggesting that daily use of BioAstin can help alleviate pain associated with joint damage specifically carpal tunnel syndrome, rheumatoid arthritis, and joint soreness after strenuous exercise.

In marketing Cyanotech has initiated a broad based public relations campaign during the fourth quarter for BioAstin. The program targets consumer media to promote growing customer awareness of BioAstin and to induce consumers to purchase the product from Cyanotech’s customers. These customers include Vitamin Shoppe, Now Foods, Health Plus, Twin Laboratories, Jarrow Formulas, Curin, Pure Encapsulations, HCL Douglas Labs, Derma E, and Garden of Life, among others.

There were several other actions and events during the fourth quarter, all oriented to adding new or expanding business or increasing business efficiency. As part of our wholesale initiative we began supplying BioAstin to a potentially large U.S. domestic customer and expect that this may become an ongoing, stable source of revenue.

We signed a distribution agreement with a second major distributor in Japan specializing in selling products for the human nutrition supplement and nutraceutical markets. Natural astaxanthin has become a fast growing product category in Japan.

Our joint venture customer in China has completed work on formulating and creating packaging for five different BioAstin based products focused on specific health effects and is working to finalize registration of BioAstin for sale in China in order to commence marketing.

We have new distributor for BioAstin in Brazil who is in the process of registering the product there.

On the cost side we are evaluating additional suppliers for the critical extraction of refined astaxanthin from the bio mass we produce in Hawaii and hope thereby to reduce the cost of extraction significantly. Currently, extraction costs, including transportation, are very nearly equal to the cost of producing biomass itself.

We are also investigating the full impact of new and likely continuing increases in energy costs underlying our operations to determine where we can efficiently make changes to mitigate their impact.

Finally in the fourth quarter we restructured a number of middle management positions to improve operating efficiencies. Some of the cost savings from the restructuring have been used to ensure that our wages are competitive and enable us to attract and retain qualified personnel in the tight Kona job market. We are continuing to add information about our products to our Web site and I’d urge you all to visit our Web site to find out more. As I mentioned before it is at cyanotech.com.

Cyanotech’s expertise is in the technology and the process of microalgae cultivation. We are seeking to enhance our leadership position principally through supplying our products to other retail product manufacturing. Our sales and marketing communications are oriented to heighten awareness of our quality products among our customers, as well as among consumers with our public relations program. As astaxanthin continues to grow in awareness in the nutraceutical, nutritional supplement, cosmeceutical markets, and we believe Cyanotech with its premium product can be a major participant in the growth in market demand that may occur.

The last item I wish to point out is that the fourth quarter of fiscal 2006 is the company’s third consecutive quarter of improved financial performance. Beginning with the second quarter of fiscal 2006 revenue was $2.517 million. In the third quarter revenue was $2.33 million and in the fourth quarter revenue increased to $3.252 million.

Focusing on that income, in the second quarter we had a net loss of $321,000. In the third quarter the net loss was reduced to $294,000 and in the fourth quarter we reported a net income of $194,000. These results are encouraging; however, our results may vary from quarter to quarter as they have in recent periods.

Our goal remains to achieve sustainable annual revenue growth and profitability over time.

Now I am pleased to introduce William Maris, our Chief Financial Officer, and Vice President of Finance and Administration. Bill will address the fourth quarter and fiscal 2006 results in more detail. Bill?

BILL MARIS, CHIEF FINANCIAL OFFICER AND VICE PRESIDENT OF FINANCE AND ADMINISTRATION, CYANOTECH:  Thank you Gerry. Hello every one. This is the second time I’ve had the pleasure of sharing some of the financial side of Cyanotech with you. I really wish all of you could be here with us in person to discuss the financial results for the quarter and the fiscal year that ended March 31, 2006.

Our location is not only in one of the most beautiful places on earth; it’s also a pristine environment and a unique location that can not be duplicated. I hope every one listening has a chance to visit us some time in the near future.

Gerry mentioned some financial highlights so some of what I’m going to say is going to be a quick repetition. But in keeping with the last time I spoke with you I am going to keep things on the simple side.

As Gerry noted for the fourth quarter we reported net income of $194,000 or about 1 cent per diluted share. This result is net income of $268,000 greater than the loss of $74,000, which was less than the one cent per diluted share loss reported in Q4 of fiscal 2005.

Sales, as I said during our last investor conference, are the key to Cyanotech. Gerry has already said the fourth quarter sales were $3.252 million and this is up $692,000 or 27 % above the fourth quarter 2005 sales of $2.560 million.

On a comparable quarter basis sales increased for all of the product lines, with Spirulina products in the lead compared to natural astaxanthin and the other products. On a comparable quarter basis sales increased overall.

Expanding a bit on Gerry’s comments, gross profit for the quarter was $1.072 million. Up $358,000 or 50 % more than the $714,000 gross profit that was reported in the fourth quarter of 2005. The gross profit margin for fourth quarter was 33 % and this is an increase of five basis points or $358,000 from the 28 % and $714,000 that was reported in fourth quarter 2005.

Now the improvement in gross margin between the fourth quarter of 2006 and the fourth quarter of 2005 – this reflects a decrease in the cost of product sales on a quarter to quarter basis.

Our operating expenses for the fourth quarter of fiscal 2006 increased 5.2%, which is just $49,000 over the fourth quarter of fiscal 2005. Sales and marketing expense increases were offset by research and development expense decreases. And general and administrative expense increases were generally due to normal periodic but increased regulatory compliance reporting activities and some middle management reorganization costs that Gerry has already mentioned.

The combined effect of net sales, gross margin, and operating expenses on income from operations in the fourth quarter of 2006 was an improvement over the fourth quarter of 2005 of $309,000.

Other income and expense on a quarter to quarter basis (other income and expense is primarily interest expense and interest income) decreased $12,000 comparing the fourth quarter 2006 to the fourth quarter 2005.

That’s kind of the quarter. Let me take us through the year. Net income for the year ending March 31, 2006 resulted in a net loss of $268,000, which is about one cent per diluted share. This result is $754,000 less than the net income of $486,000 reported for the year ended March 31, 2005.

Sales for fiscal 2006 were $11.131 million. This is $314,000, or 2.7% less than fiscal 2005 sales of $11.445 million.

For fiscal 2006, if we compare that to fiscal 2005, sales for the Spirulina product line were up slightly, as were the sales for what we referred to as other products. The sales for our astaxanthin line, and when I say this I am referring primarily to the NatuRose Sea Bream comment in our press release, were down approximately $370,000 for the year. In simple terms this accounts for the comparative net sales decrease for fiscal 2006.

In terms of gross profit for fiscal 2006 we have $3.299 million. This was down $519,000 or 13.6 % compared to the gross profit of $3.818 million reported for 2005. The gross profit margin for fiscal 2006 was down 3.7 basis points from 33.4 % in fiscal 2005 to 29.6 % for the year ended March 31, 2006.

In the same vein as we talked about in sales the company’s gross margin decreasing primarily because of the significant downturn that we previously discussed in the natural astaxanthin NatuRose aquaculture market in Japan. Now this downturn impacted not only sales but it also impacted the economies of scale of the NatuRose volume reported in the unit cost for natural astaxanthin biomass production as a whole. So while the gross margin down turn is a mixture of things. Compared to 2005 it’s primarily due to NatuRose and the company has discussed this in our previous reporting.

Operating expenses for fiscal 2006, increased 4.6 % or about $150,000 over fiscal 2005. In the area, sales and marketing and general and administrative expenses, increases were offset in part by research and development expense decreases. Research and development expenses decreased primarily because fiscal year 2005 included additional clinical trial costs.

Sales and marketing expense increases in fiscal 2006 were in direct response to the previously mentioned NatuRose short fall and aimed at building sales and profitability through other product lines and markets.

General and administrative expense increases were generally equivalent to our increase in normal periodic but increasing regulatory compliance reporting activities and Gerry has already talked about our middle management reorganization.

The loss from operations for the year ended March 31, 2006 was $107,000 versus March 31, 2005 income from operations of $562,000, a decrease of $669,000. This decrease is comprised of the comparative decrease in gross profit and the increase in operating expenses for 2006.

Other income and expense, which is primarily interest expense, net of interest income increased $27,000 comparing 2006 to fiscal 2005. This was primarily due to increased interest expenses commensurate with the increase in the prime rate.

Now if you’ll bear with me a bit longer I’m going to talk about the balance sheet. Gerry has already mentioned that our cash, cash equivalents, and short term investments of $2.535 million as of March 31, 2006. Now this is a decreased of $470,000 compared to $3.005 million as of March 31, 2005. However, along with the decrease in cash, cash equivalents, and short-term investments, the company’s working capital has increased $423,000 and that’s an increase of 8 % from $5.102 million at the end of fiscal 2005. With the $5.525 million of working capital as of March 31, 2006, the company’s current ratio as of the end of the fiscal year is 5.4 which is up 1.4 points from 4.1 at the end of last year.

Our working capital increased because receivables were up a bit and we had increased inventories. Now, I think you’re all aware that our inventory’s increased for a variety of reasons. As we accumulated finished product for large orders, we made the prudent decision to increase inventory in the light of demand.

Our working capital also increased as we decreased trade payables. Trade payables at the end of fiscal 2006 have decreased compared to fiscal 2005. One reason our trade payables are down is that when we can we take advantage of supplier discounts. We also try to be prudent about what we buy and when we buy it.

In terms of receivables, this company really has very few write offs, less than 2/10 of a percent of sales for fiscal 2006. And we’ve got to remember that this is in light of the fact that we are an international supplier.

I think it’s important to emphasize that this company’s sales and results are subject to all of the variables that impact any business. It begins outdoors, and has worldwide customers and markets. But as I talked about at the beginning it’s the outdoors, it’s this pristine and really unique corner of the world that makes everything possible.

So I’m going to conclude by saying that I really do hope that every one in our audience will be able to visit us soon. Now with this said, Gerry, I think I’ve talked enough and I’m pretty sure that the audience would rather hear from a leading scientist and acknowledged microalgae expert so I am going to turn things back over to you.

GERRY CYSEWSKI:  Bill thank you very much for the detailed report. Well that actually finishes our report and I’d now like to open up the line to answer any questions listeners may have – operator.

OPERATOR:  At this time I would like to remind everyone if you would like to ask a question press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Again if you would like to ask a question please press star then the number one on your telephone keypad.

Mr. Cysewski, there are no questions.

GERRY CYSEWSKI:  OK well …

BRUCE RUSSELL:  People, who weren’t on the call, have e-mailed questions. Can we do those?

GERRY CYSEWSKI:  Absolutely Bruce.

BRUCE RUSSELL:  OK there are about five or six questions here. Let me go through them with you.

One question certainly is what’s happening with the NASDAQ delisting issue at this point in time?

GERRY CYSEWSKI:  OK maybe I’d ask Bill to address that.

BILL MARIS:  It’s a fact that our fourth quarter performance is a bit close in time in relation to the May deadline which comes up next week. But we take this delisting issue very seriously and our primary concern is for the company’s stockholders.

We believe that the company has a Safe Harbor which would let us extend the delisting deadline to approximately November 30, 2006. We’re going to discuss this with NASDAQ and we are going to stay in close touch with this matter for some time to come.

BRUCE RUSSELL:  OK next question. Can you comment on the approval process for selling BioAstin in China? How long should it take and when do you expect sales of BioAstin in China to actually commence?

GERRY CYSEWSKI:  OK there are actually a number of levels of registration in China. The first level is that of general safety as a food. Additional registration levels address health concern and label claims. The final, highest level is that of a pharmaceutical drug.

BioAstin has been registered in China for general safety and our distributor is currently working on the next level to allow specific health claims. Then we’ll start to actively market the product or BioAstin. We hope this second level of registration will be completed within at least the next six months.

BRUCE RUSSELL:  And after that marketing would start?  Active marketing?

GERRY CYSEWSKI:  Absolutely.

BRUCE RUSSELL:  Does Cyanotech sell NatuRose in China?

GERRY CYSEWSKI:  Yes, one thing I wanted to add to that question was that our distributor in China as I had mentioned, has already developed packaging for five different products so they’re really ready to move once registration is granted.

But then NatuRose, you asked, does Cyanotech sell NatuRose in China?  We do currently sell NatuRose in China, however, the aquaculture market in China is very diversified and is dominated by small producers, producing species, many of which do not require astaxanthin in their diet. As such we do not expect NatuRose to enjoy a large market in China.

BRUCE RUSSELL:  Another question. What was the affect of the heavy rains in Hawaii during the fourth quarter? The news showed them to be quite extensive.

GERRY CYSEWSKI:  Well you know, as Bill mentioned we live in a very beautiful area and a very protected area and fortunately Kona had only two days of heavy rain while some of the other islands had as many as 30 days of continuous rain.

The rain we experienced did increase some nutrient cost, the cloudy days did decrease production levels. Although we really were prepared for the weather, its effect on our production was minimal.

BRUCE RUSSELL:  On a separate issue, one question is what’s going on with the Nutrex program in light of the wholesale focus of the company?

GERRY CYSEWSKI:  Well, Nutrex is certainly not a priority. We did report that the sales of finished consumer products increased in the fourth quarter. This category includes Nutrex along with finished products sold under private labels to other resellers.

BRUCE RUSSELL:  So it is growing anyway, is that what you’re saying?

GERRY CYSEWSKI:  Yes.

BRUCE RUSSELL:  Question on the companion animal market. You started talking about that one or two quarters ago are we getting close to any significant sales?

GERRY CYSEWSKI: I can’t discuss this too much. But we are in discussions and some trials with animal feed manufacturers, considering natural astaxanthin for premium products. Anecdotally I just wanted to relay one testimonial we got from a customer and the quote is “The nutritionists for one of the major feed producers recommend BioAstin for his dogs as well as for themselves. He takes it as well as uses it in his 100-dog sprint-mushing kennel. He is a veterinarian as well as a nutritionist and a professor of nutrition at Cornell University. “I have been taking BioAstin as well and giving it to my adult retrievers.” Unquote.

So there certainly is some interest and not only anecdotal evidence but there is some scientific evidence now coming out on the health benefits for companion animals of natural astaxanthin.

BRUCE RUSSELL:  OK. And finally in the same vein but not for animals, but for humans, very encouraging recent studies on tendonitis and CRP, C Reactive Protein, during the quarter, were very positive. What are Cyanotech’s plans for a larger study for CRP?

Also, does Cyanotech plan on new larger study of BioAstin for UV protection as a systemic sunscreen?

GERRY CYSEWSKI:  Well as you know the results of our clinical trials are extremely encouraging and a couple of them certainly do merit further studies, larger studies. What I can say is we certainly plan on conducting at least one clinical trial this year with BioAstin. I do not wish to comment on the health condition the clinical trial will address, other than to say the decision will be market driven.

GERRY RUSSELL:  Those are all the questions that I had collected from people for this call. Operator?

OPERATOR:  Yes. We have a question from Walter Ramsley from Walrus Partners.

WALTER RAMSLEY, WALRUS PARTNERS:  Good afternoon, I guess, hard to tell what time it is, I’m calling from Boston. Have a couple of things, can you break out the sales for the year, I guess, maybe for the quarter, how ever, you have them between Spirulina, BioAstin, and NatuRose.

GERRY CYSEWSKI:  I think we can. We’ve got a stack of papers here, Walter, excuse us.

BILL MARIS:   Walter, hi this is Bill Maris at Cyanotech Corporation. Spirulina sales for FY 2006 were $6.5 million, NatuRose was $1.5 million, BioAstin was about $2.9 million, and our other products which are Phycobiliproteins were about $250,000.

WALTER RAMSLEY:  OK. So Spirulina is still more than half of the business. I guess that’s why Spirulina continues to be an important product line.

BILL MARIS:  That’s an understatement.

WALTER RAMSLEY:  And the – in the past, we’ve kind of broke down the number of ponds that each product was being grown in. We have a breakdown for that?

BILL MARIS:  I’d like to answer you a little bit different way. I’m the new financial guy on the block, but I spent quite a bit of time in the production food industry. The number of ponds in production that was reported earlier is actually not the best way to do that. Because ponds come into and out of production and cycling times in the ponds can be adjusted.

I would rather that now that I’m here we start looking at ways to talk in terms of maybe pond equivalents. So if I can sidestep that question right now, I’d like to.

WALTER RAMSLEY:  OK. So can you break down and say out of capacity is a 100 percent what percent each product represents in terms of the – I don’ know how you would even say it but, you know, what share of the capacity each product represents in a product mix fashion?

BILL MARIS:  Yes, if I could do that right now, I would have already gotten to the point I’d like to be at.

WALTER RAMSLEY:  OK, I see. OK, in general I mean are you growing at the capacity or at idle ponds?

BILL MARIS:  Again, I’m going to say the company really does not have idle ponds. It has to do with complex mixture of how the ponds are used. You cannot let a pond stand empty. You have got to keep water or biomass in it order to minimize deterioration, maintenance costs and things like that. So in working us up to a pond equivalent answer, we really can’t get the direction you’re going until I get some things turned around in terms of pond equivalents.

So, fair enough?

WALTER RAMSLEY:  Well I give up on that one. The pricing per products line let’s say I mean is there a way to kind of get an idea what a pound of Spirulina is going for compared to Astaxanthin or NatuRose?

BILL MARIS:  Gerry, now I haven’t had this question before with this company. Maybe you might want to go back to a prior practice that’s been on releasing pricing.

GERRY CYSEWSKI:  We haven’t in general been releasing wholesale pricing it certainly varies from customer to customer depending on order levels.

WALTER RAMSLEY:  OK well let’s just say, you know, whatever you’re lowest price product is, so NatuRose maybe is one X. How much from there is Astaxanthin and Spirulina?

GERRY CYSEWSKI:  OK Spirulina is actually the lowest per kilo price. And NatuRose is – NatuRose is probably 5 to 6 times that. And if you look at the BioAstin products there’s just quite a wide range because we produce a basic product which is an oleoresin. That oleoresin is actually 3 times the price of NatuRose and if we look at our highest priced product it is probably the tablet grade beadlets wholesale product and that’s probably 6 times the sales price of NatuRose.

WALTER RAMSLEY:  OK. So, all right. Well I guess that’s it I don’t want to hold things up here. But in general you did say that the long term goal of the company was to produce sustainable growth in revenues and earnings and does that apply to the upcoming year or is that just kind of a general long term target?

GERRY CYSEWSKI:  Well Walter, we don’t give future guidance but that’s certainly is a major goal of the corporation to sustain revenue growth and profitability.

BILL MARIS:  Starting today. Or starting two quarters ago I guess actually.

WALTER RAMSLEY:  OK, thanks a lot.

OPERATOR:  Thank you there are no more questions. Dr. Cysewski, I am turning the call back to you for final comments.

GERRY CYSEWSKI:  OK thank you very much. Just a minute please. I’d like to thank everyone for attending the conference call. In summary Cyanotech has commercialized the process of making high value products from microalgae consistently and reliably.

Our Spirulina product is market leading, but in a mature, slow growth market. Our NatuRose natural astaxanthin for aquaculture is the highest quality with good penetration in Japanese aquaculture.

Also we are growing in the ornamental tropical fish market and we are seeking new markets for our products in natural Salmon aquaculture and companion animals markets. Our BioAstin natural astaxanthin for human nutrition is the highest quality and growing in number of customers incorporating it into their retail products. Astaxanthin is rising in visibility and in importance in the marketplace.

Scientific studies continue to validate the benefits of astaxanthin such as relief from tendonitis; the reduction of systemic inflammation, as evidenced by reduced CRP or C - reactive protein levels, systemic ultraviolet light radiation protection, recovery from muscle soreness, immune response enhancement, help with rheumatoid arthritis, and carpal tunnel syndrome. Both of these last two items are inflammation related.

Astaxanthin is also a superior antioxidant. Some studies have shown it’s 500 times more powerful than vitamin E and 10 times stronger than Beta carotene. And it is also anti-inflammatory. Cyanotech is a world leader in microalgae production and our products, processes, and technology could benefit from the growing demand for micro algae products.

I want to thank everyone for your interest in Cyanotech Corporation and should any other questions come up, please feel free to give either Bill Maris or myself a call. Thank you very much.

THE CALL OPERATOR:  This concludes today’s Cyanotech Corporation conference call. You may now disconnect.

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